March 7, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS TO ACQUIRE OKLAHOMA NATURAL GAS GATHERING SYSTEM FOR $180.25 MILLION

DENVER– DCP Midstream Partners, LP (NYSE: DPM; the Partnership) today announced an agreement to acquire certain natural gas gathering and compression assets in Oklahoma from Anadarko Petroleum Corporation (NYSE:  APC) for $180.25 million in cash, subject to customary purchase price adjustments.

The midstream assets have historically gathered approximately 25 MMcf per day of production in Grady, Garvin and McClain counties in Oklahoma and deliver the unprocessed gas to a third party for processing.  The gathering system consists of approximately 225 miles of pipeline and 9,500 horsepower of compression.  The assets will be operated by the owner of the Partnership’s general partner, DCP Midstream, LLC (formerly Duke Energy Field Services, LLC).

“This acquisition extends DCP Midstream Partners’ footprint into the Midcontinent area and provides operational synergies with assets currently owned and operated by DCP Midstream, LLC,” said Mark Borer, president and CEO.  “We are very pleased to add these assets to our portfolio and to continue to deliver stable and consistent growth to our unitholders.”

The natural gas is gathered under percentage-of-proceeds arrangements where the Partnership’s processing margin is related to the value of the natural gas liquids extracted during processing and the residue natural gas remaining after processing.  To reduce the potential impact of fluctuations in commodity prices, the Partnership plans to enter into hedging arrangements at closing.

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The transaction is expected to close in the second quarter of 2007, subject to customary closing conditions, regulatory approval and the closing of EXCO Resources, Inc.’s acquisition of Anadarko’s production and leases dedicated to these midstream assets, which was announced on February 2, 2007.  The Partnership intends to finance the acquisition with a combination of borrowings under its existing credit facility and issuance of Partnership equity.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives.  Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct.  In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

  the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
  our ability to grow through acquisitions, asset contributions from our parents,  or organic growth projects, and the successful integration and future performance of such assets;
  our ability to access the debt and equity markets;
  fluctuations in oil, natural gas, propane and other NGL prices;
  our ability to purchase propane from our principal suppliers for our wholesale propane logistics business;  and the credit worthiness of counterparties to our transactions.
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Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Information contained in this press release is unaudited, and is subject to change.

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